LEUTHOLD FUNDS, INC.

and

LEUTHOLD WEEDEN CAPITAL MANAGEMENT

CODE OF ETHICS

Amended and restated effective as of January 1, 2014

I.         DEFINITIONS

A.	“Access Person” means any director, managing member, officer or Advisory Person of the Mutual Fund or of the Adviser.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means Leuthold Weeden Capital Management.

D.
“Advisory Person” means: (i) any employee of the Mutual Fund or the Adviser or of any company in a control relationship to the Mutual Fund or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Mutual Fund or the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund.

E.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.
“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of such Act and the rules and regulations promulgated thereunder.

G.	“Board of Directors” shall mean the directors of the Mutual Fund.

H.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

I.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end registered investment companies.

J.
“Disinterested Director” means a director of the Mutual Fund who is not an “interested person” of the Mutual Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

K.	“Fund” means the Mutual Fund, Private Fund or any other client managed by the Adviser.

L.	“Funds” means, collectively, the Mutual Fund, the Private Fund and any other client account managed by the Adviser.

M.
“Independent Manager” means a managing member of the Adviser who is not involved in the day-to-day management of the Adviser’s investment advisory business, does not have access to the Adviser’s trading in Covered Securities, and has been designated by the Adviser as an Independent Manager.

N.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

O.
“Investment Personnel” means: (i) any employee of the Mutual Fund or the Adviser or of any company in a control relationship to the Mutual Fund or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and (ii) any natural person who controls the Mutual Fund or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

P.
A “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Q.	“Managing Members” shall mean the Managing Members of the Adviser.

R.	“Mutual Fund” means Leuthold Funds, Inc. and any series of Leuthold Funds, Inc.

S.	“Private Fund” means any private fund managed by the Adviser.

T.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

U.	“Reportable Security” includes Covered Securities and shares of the Mutual Fund.

II.       APPROVAL OF CODE OF ETHICS

A.
The Board of Directors, including a majority of the Disinterested Directors, and the Managing  Members shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Board of Directors and the Managing Members must determine that this Code of Ethics contains provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1(b) of the Act and Rule 204A-1 of the Investment Advisers Act of 1940, as amended, and the Board of Directors shall receive a certification from the Adviser that the Adviser has adopted such procedures as are reasonably necessary to prevent Access Persons of the Adviser from violating this Code of Ethics.

B.	No less frequently than annually, the President of the Mutual Fund and the Chief Compliance Officer of the Adviser shall furnish a report to the Board of Directors and the Managing Members:

(i)
Describing issues arising under the Code of Ethics since the last report to the Board of Directors and the Managing Members, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed, if any, in response to such material violations. Such report shall also include a list of Access Persons under the Code of Ethics.

(ii)	Certifying that the Mutual Fund and the Adviser have adopted such procedures as are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

C.
This Code of Ethics, the certifications required by Sections II.A. and II.B.(ii), and the reports required by Sections II.B.(i) and Section V shall be maintained by the Mutual Fund’s President and the Adviser’s Chief Compliance Officer, or their designee.

III.      EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply (except as expressly otherwise provided) to:

A.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

B.
Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Fund; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

C.	Purchases or sales which are non-volitional on the part of either the Access Person or the Funds.

D.	Purchases which are part of an automatic dividend reinvestment plan.

E.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

F.
Purchases or sales which receive the prior approval of the Mutual Fund or the Adviser because they are only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

IV.      PROHIBITED PURCHASES AND SALES

A.
Except in a transaction exempted by Section III.A and III.C-E of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by a Fund or is being purchased or sold by a Fund. All Access Persons (other than Disinterested Directors and Independent Managers) shall comply with the Personal Trading Policy contained in Exhibit I of the Code of Ethics.

B.
Except in a transaction exempted by Section III.A and III.C-E of this Code of Ethics, Investment Personnel must obtain approval from the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee, before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. Prior approval shall not be given if the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee, believes that the investment opportunity should be reserved for a Fund or is being offered to the individual by reason of his or her position with the Mutual Fund or the Adviser. Investment Personnel may not invest in Initial Public Offerings.

C.
Except in a transaction exempted by Section III.A and III.C-E of this Code of Ethics, no Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which a Fund or the Adviser has a pending “buy” or “sell” order in the same security until that order is executed or withdrawn. All Access Persons (other than a Disinterested Director or Independent Manager) shall comply with the Personal Trading Policy contained in Exhibit I of the Code of Ethics. Notwithstanding the foregoing, a Disinterested Director and an Independent Manager is not subject to this prohibition unless he or she knows or should have known at the time of such purchase or sale that a Fund or the Adviser has such a pending “buy” or “sell” order in the same security.

D.
Investment Personnel shall not give or receive any gift or other thing of more than de minimis value to or from any person or entity that does business with or on behalf of a Fund or the Adviser. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis. Additionally, the gift or receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value.

E.
E.   Except for service which began prior to October 30, 1995, Investment Personnel shall not serve on the board of directors of publicly traded companies absent prior authorization of the Board of Directors or the Managing Members. The Board of Directors or the Managing Members may so authorize such board service only if they determine that such board service is consistent with the interests of the Mutual Fund and its shareholders and the Adviser.

V.       REPORTING AND COMPLIANCE PROCEDURES

A.
Except as provided in Section V.B. and Section V.C. of this Code of Ethics, every Access Person shall report to the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee, the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee.

B.
(i) A Disinterested Director of the Mutual Fund need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested Director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Mutual Fund, should have known that, during the 15- day period immediately preceding or following the date of the transaction by the Disinterested Director, such Covered Security was purchased or sold by the Mutual Fund or was being considered by the Mutual Fund for purchase or sale by the Mutual Fund. A Disinterested Director of the Mutual Fund need not report transactions in shares of the Mutual Fund pursuant to Section V.D. of this Code of Ethics.

(ii)
An Independent Manager need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Independent Manager, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as an Independent Manager, should have known that, during the 15-day period immediately preceding or following the date of the transaction by the Independent Manager, such Covered Security was purchased or sold by a Fund or was being considered by a Fund for purchase or sale.

(iii)
An Access Person need not make a report with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control, or with respect to transactions effected pursuant to an automatic investment plan.

(iv)
An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee, with respect to the Access Person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Mutual Fund or the Adviser. Every Access Person, except a Disinterested Director or an Independent Manager, shall direct their brokers to supply to the Mutual Fund’s President or the  Adviser’s Chief Compliance Officer, or their designee, on a timely basis, duplicate copies of all month-end account statements reflecting all personal securities transactions for all securities accounts.

C.
Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

(i)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

D.	Every Access Person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

(i)	With respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect beneficial ownership:

(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Reportable Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the Access Person.

(ii)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

E.	Every Access Person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

(i)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

F.
Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.
The Mutual Fund’s President and the Adviser’s Chief Compliance Officer, or their designee, shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. All reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics by a person responsible for reviewing reports pursuant to this Section V.G. shall be reviewed by a person other than the person filing the reports. The Mutual Fund’s President and the Adviser’s Chief Compliance Officer, or their designee, shall identify all Access Persons who are required to file reports pursuant to this Section V of this Code of Ethics and inform such Access Persons of their reporting obligation.

H.
Each year Access Persons shall certify to the Mutual Fund and the Adviser that (i) they have read and understand this Code of Ethics and recognize that they are subject thereto, and (ii) they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

I.	Compliance with this Code of Ethics does not relieve Access Persons of their obligations under any other code of ethics.

A copy of the Personal Trading Policy is attached as Exhibit A.

VI.      STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.
All Access Persons must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments. Consistent with their fiduciary responsibilities to the Funds, all Access Persons must place the interests of the Funds before their own personal interests.

B.	All Access Persons must promptly report any violations of this Code of Ethics to the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee.

C.
The Mutual Fund’s President and/or the Adviser’s Chief Compliance Officer, or their designee, must ensure that each Access Person is provided with a copy of this Code of Ethics and any amendments and receive from each Access Person an acknowledgement of receipt of this Code of Ethics.

VII.     SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors or the Managing Members, as applicable, may impose such sanctions as they deem appropriate, including inter alia, issuing a letter of censure, or suspension or termination of employment.

EXHIBIT A

Personal Trading Policy

Effective September 24, 2013, the Mutual Fund’s President and the Adviser’s Chief Compliance Officer have updated the Personal Trading Policy that allows Access Persons to trade in their personal accounts. As always, it is the Adviser’s intention to place Fund interests first and eliminate any personal trading issues that could hinder the investment process or harm the reputation of the Mutual Fund or the Adviser. Terms not defined within this Personal Trading Policy will have the same meaning as in the Code of Ethics.

The trading policy revolves around four key concepts:
1.	Written pre-approval of specific transactions.
2.	Prohibited transactions.
3.	Trading blackout period.
4.	Holding periods for specific assets.

1.	Pre-Approval of Specific Transactions

The following transactions must be approved by the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee, prior to the trade:

•	All equity security transactions (with the exception of scheduled recurring purchases under a dividend reinvestment program).
•	Exchange-traded fund transactions.
•	All Fund transactions (with the exception of recurring automatic investment plans or scheduled purchases within The Leuthold Group, Inc. Retirement Plan).
•	Any private placements, including limited partnerships and limited liability company memberships.

2.	Prohibited Transactions

•	Equity securities held by a Fund.
•	Equity securities within an industry group currently ranked “Attractive” by the Mutual Fund and/or the Adviser.
•	Trading more than two security names in an industry group within 30 days.
•	Trading fixed income securities with a Fund trade of the same CUSIP pending or executing the same day.
•
Equities identified by the Vulnerability/Opportunity Index (“VI score”) as eligible in the AdvantHedge and Select Equities portfolios (the top and  bottom 150 securities in the Index). Under certain circumstances, stocks with a VI score that falls in the bottom 150 securities may be traded provided the securities are not prohibited for other reasons.

•	Equity securities identified by the Undervalued and Unloved screen of the Adviser.

•	Equity securities identified by other quantitative screens that are being employed within Fund portfolios.
•	Initial public offerings.

3.	Blackout Period

Personal trading of any equities, fixed income securities or Mutual Fund products (with the exception of a Private Fund) is prohibited for the period three trading days prior to the Strategy Meeting through the date of the Strategy Meeting. For example, if the Strategy Meeting is scheduled for 4/28, the blackout period would be from 4/25 through 4/28. The blackout period will be announced by the Mutual Fund’s President and the Adviser’s Chief Compliance Officer, or their designee, each month once the Strategy Meeting is scheduled.

4.	Holding Periods

The following holding periods will apply:

•	Long equity positions need to be held a minimum of thirty (30) calendar days. Short equity positions need to be held a minimum of thirty (30) calendar days.
•	Exchange-traded fund positions need to be held a minimum of thirty (30) calendar days.
•	Shares of the Mutual Fund need to be held a minimum of six months.
•
If an Access Person holds an equity security that is also held within a Fund, the Access Person will not be able to sell the security until five trading days after the position is sold from the Fund portfolio.

Any deviation from the above Holding Periods policies requires written approval from the Mutual Fund’s President or the Adviser’s Chief Compliance Officer, or their designee.

Any violations of the Personal Trading Policy may result in the following consequences:

•	The trade may be “busted”. If busted, the Access Person would forfeit any profit or incur any loss from the transaction.
•	The Access Person may have their personal trading privileges suspended, or may lose their personal trading privileges entirely.
•	Monetary fines may be imposed, the amount of which would depend upon the severity of the violation.

A summary of the Personal Trading Policy is as follows:

Security Type	Compliance Pre- Approval	Prohibited Transactions	Blackout Period	Holding Period
Equities	Required
□ Trading security held in client portfolio

□ Buying security in attractive group
□ Trading more than two names in an Industry Group
    within 30 days
□ Securities identified in quantitative screens employed
    within client portfolios (V/O index, U&U screen, other
    screens)
			Applies	30 Calendar Days*
Exchange- Traded Funds (ETFs)	Required	None	Applies	30 Calendar Days
Fixed Income	Not Required	Trading same CUSIP pending or executing in client portfolio that day	Applies	None
Futures	Not Required	None	Doesn’t Apply	None
Initial Public Offerings (IPOs)	IPOs Not Allowed	IPOs Not Allowed	IPOs Not Allowed	IPOs Not Allowed
Leuthold Mutual Funds	Required	None	Applies	Six Months
Non- Leuthold Mutual Funds	Not Required	None	Doesn’t Apply	None
Options on Equities	Required	□ Trading option on a security held in client portfolio □ Trading option on a security in attractive group □ Trading options on more than two names in an Industry Group within 30 days	Applies	None

□ Trading options on securities identified in quantitative screens employed within client portfolios (V/O index, U&U screen, other screens)
Options on ETFs	Required	None	Applies	None
Private Placements	Required	None	Doesn’t Apply	None

*If security is held in a client portfolio, cannot sell until five trading days after the position is sold from the client portfolio.